Newell Brands Announces Third Quarter 2024 Results
Turnaround On Track As Year-over-Year Sales Improve Sequentially
Strong Gross and Operating Margin Performance Versus Prior Year
Raises Outlook for Full Year 2024

ATLANTA, GA – October 25, 2024 – Newell Brands (NASDAQ: NWL) today announced its third quarter 2024 financial results.

Chris Peterson, Newell Brands President and Chief Executive Officer, said, "This is the fifth full quarter since we deployed our new corporate strategy, and based on our reported results, it is clear that Newell Brand’s business transformation is well underway. During the third quarter, year-over-year sales performance improved sequentially, we drove continued gross and operating margin improvement, while purposefully increasing our level of A&P investment, and we meaningfully de-levered the balance sheet through both debt reduction and EBITDA growth. While much work remains and the macroeconomic backdrop is still uncertain, we are confident that the actions we are taking and the capabilities we are building are laying a solid foundation for the company’s future."

Mark Erceg, Newell Brands Chief Financial Officer, said, "Our reported gross margin in the third quarter increased by 460 basis points compared to the same quarter last year, marking the fifth consecutive quarter of significant gross margin expansion. Importantly, outstanding productivity and cost reduction efforts drove third quarter gross margin to the highest level achieved since 2020 on both a GAAP and normalized basis. In addition, leverage metrics improved notably as we continue along our multi-year journey towards earning an investment grade credit rating. Given strong third quarter results, we are increasing our 2024 normalized operating margin, normalized earnings per share and operating cash flow outlook for the second time this year."

Third Quarter 2024 Executive Summary
–Net sales were $1.9 billion, a decline of 4.9 percent compared with the prior year period. Core sales declined 1.7 percent compared with the prior year period.
–Reported gross margin increased to 34.9 percent compared with 30.3 percent in the prior year period. Normalized gross margin increased to 35.4 percent compared with 30.7 percent in the prior year period.
–Reported operating margin improved to negative 6.2 percent compared with negative 7.8 percent in the prior year period. Normalized operating margin increased to 9.5 percent compared with 7.4 percent in the prior year period.
–Reported net loss was $198 million compared with $218 million in the prior year period. Normalized net income was $69 million compared with $154 million in the prior year period.
–Normalized EBITDA increased to $250 million compared with $218 million in the prior year period.
–Reported diluted loss per share were $0.48 compared $0.53 in the prior year period. Normalized diluted earnings per share were $0.16 compared with $0.37 in the prior year period. Normalized diluted earnings per share included a negative $0.02 impact associated with a change in the company's normalization practice.
–Year-to-date operating cash flow was $346 million compared with $679 million in the prior year period.
–The company increased its full year 2024 outlook for normalized operating margin, normalized earnings per share and operating cash flow.

Third Quarter 2024 Operating Results

Net sales were $1.9 billion, a 4.9 percent decline compared with the prior year period, reflecting a core sales decline of 1.7 percent, as well as the impact of unfavorable foreign exchange and business exits. Pricing in international markets to offset inflation and currency movements was a meaningful contributor to the company's core sales performance.

Reported gross margin was 34.9 percent compared with 30.3 percent in the prior year period, as the positive impact from productivity savings and lower restructuring-related charges more than offset the headwinds from lower sales volume, inflation and foreign exchange. Normalized gross margin was 35.4 percent compared with 30.7 percent in the prior year period, which represents the fifth consecutive quarter of year-over-year improvement.

Reported operating loss was $121 million compared with $159 million in the prior year period. Non-cash impairment charges of $260 million and $263 million were incurred in the current and prior year periods, respectively, related to goodwill and intangible assets. Reported operating margin was negative 6.2 percent compared with negative 7.8 percent in the prior year period, largely reflecting benefits from higher gross profit and savings from restructuring actions that were partially offset by higher incentive compensation expense, advertising and promotions costs and additional amortization of certain tradenames. Normalized operating income was $185 million, or 9.5 percent of sales, compared with $152 million, or 7.4 percent of sales, in the prior year period.

Net interest expense was $75 million compared with $69 million in the prior year period.

Reported tax benefit was $7 million compared with a benefit of $80 million in the prior year period. The normalized tax provision was $34 million compared with a benefit of $79 million in the prior year period.

Reported net loss was $198 million compared with $218 million in the prior year period. Normalized net income was $69 million compared with $154 million in the prior year period. Normalized EBITDA was $250 million compared with $218 million in the prior year period.

Reported diluted loss per share were $0.48 compared with $0.53 in the prior year period. Normalized diluted earnings per share were $0.16 compared with $0.37 in the prior year period. Normalized diluted earnings per share included a negative $0.02 impact associated with a change in the company's normalization practice.

Change to Normalization Practice

In addition to its GAAP results, the company has provided and will continue to provide certain non-GAAP financial measures, referred to as “normalized” measures, which provide investors supplementary information helpful in understanding the company’s underlying operating performance. Commencing in the third quarter of 2024, the company changed its normalization practice. Historically, the company has excluded from normalized results inventory write-downs and accelerated depreciation charges relating to restructuring and exit activities that were reflected within its restructuring-related costs non-GAAP adjustment. Beginning in the third quarter 2024, the company no longer excludes these charges from its normalized results. These changes had no impact on reported diluted earnings per share and a negative impact of approximately $0.02 on normalized diluted earnings per share for the third quarter of 2024. The company has also ceased to exclude from normalized results prior period adjustments related to a bad debt reserve and subsequent recovery with respect to the bankruptcy of an international customer. The company’s outlook for the three months and twelve months ending December 31, 2024 reflect these changes, and we have recast prior periods presented in this release to conform to current period presentation. The company will continue to provide normalized measures which exclude the impact of restructuring costs and restructuring-related costs (other than inventory write-downs and accelerated depreciation), acquisition-related amortization expense and impairment charges, pension settlement losses and other items. Additional prior periods have been recast as presented in Exhibit 99.2 to the company’s current report on Form 8-K dated October 25, 2024.
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

An explanation of non-GAAP measures disclosed in this release and a reconciliation of these non-GAAP results to comparable GAAP measures, if available, are included in the tables attached to this release.

Balance Sheet and Cash Flow

Year-to-date operating cash flow was $346 million compared with $679 million in the prior year period. The prior year operating cash flow included a significant contribution from working capital primarily due to inventory reduction.

At the end of the third quarter, Newell Brands had debt outstanding of $5.0 billion and cash and cash equivalents of $494 million, compared with $5.1 billion and $396 million, respectively, at the end of the third quarter of 2023.

Third Quarter 2024 Operating Segment Results

The Learning & Development segment generated net sales of $717 million compared with $694 million in the prior year period, reflecting core sales growth of 4.4 percent, as well as the impact of unfavorable foreign exchange. Core sales increased in the Baby business and decreased in the Writing business. Reported operating income was $75 million, or 10.5 percent of sales, including the impact of a non-cash impairment charge of $70 million, compared with a loss of $127 million, or negative 18.3 percent of sales, which included a non-cash impairment charge of $241 million, in the prior year period. Normalized operating income was $154 million, or 21.5 percent of sales, compared with $123 million, or 17.7 percent of sales, in the prior year period.

The Home & Commercial Solutions segment generated net sales of $1.0 billion compared with $1.1 billion in the prior year period, reflecting a core sales decline of 2.3 percent, as well as the impact of unfavorable foreign exchange and certain business exits. Core sales increased in Commercial, primarily due to international pricing to offset inflation and currency movements, and declined in Kitchen and Home Fragrance. Reported operating loss was $94 million, or negative 9.0 percent of sales, including the impact of a non-cash impairment charge of $190 million, compared with operating income of $64 million, or 5.7 percent of sales, in the prior year period. Normalized operating income was $122 million, or 11.7 percent of sales, compared with $91 million, or 8.1 percent of sales, in the prior year period.

The Outdoor & Recreation segment generated net sales of $183 million compared with $231 million in the prior year period, reflecting a core sales decline of 16.8 percent, as well as the impact of unfavorable foreign exchange and certain business exits. Reported operating loss was $23 million, or negative 12.6 percent of sales, compared with $42 million, or negative 18.2 percent of sales, including a non-cash impairment charge of $22 million in the prior year period. Normalized operating loss was $15 million, or negative 8.2 percent of sales, compared with loss of $16 million, or negative 6.9 percent of sales, in the prior year period.

6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

Organizational Realignment Update

In January 2024, the company announced an organizational realignment, which is expected to strengthen the company’s front-end commercial capabilities, such as consumer understanding and brand communication, in support of the Where to Play / How to Win choices the company unveiled in June of 2023 (the "Realignment Plan"). In addition to improving accountability, the Realignment Plan should further unlock operational efficiencies and cost savings, reduce complexity and free up funds for reinvestment. As part of the organizational realignment, the company made several organizational design changes, which entailed: standing up a cross-functional brand management organization, realigning business unit finance to fully support the new global brand management model, further simplifying and standardizing regional go-to-market organizations, and centralizing domestic retail sales teams, the digital technology team, business-aligned accounting personnel, the Manufacturing Quality team, and the Human Resources functions into the appropriate center-led teams to drive standardization, efficiency and scale with a One Newell approach. The company will also further optimize Newell’s real estate footprint and pursue other cost reduction initiatives. These actions are expected to be substantially implemented by the end of 2024. Once the organizational design changes are fully executed, the company expects to realize annualized pretax savings in the range of $65 million to $90 million, net of reinvestment, with $55 million to $70 million expected in 2024. Restructuring and related charges associated with these actions are estimated to be in the range of $75 million to $90 million and are expected to be substantially incurred by the end of 2024. During the first nine months of 2024, the company incurred restructuring and related charges of $42 million related to the Realignment Plan.

Outlook for Fourth Quarter and Full Year 2024

The company initiated its outlook for fourth quarter 2024 and increased its full year 2024 outlook for normalized operating margin, normalized EPS and operating cash flow.

Q4 2024 Outlook
Net Sales	7% to 4% decline
Core Sales	5% to 2% decline
Normalized Operating Margin	7.0% to 7.7%
Normalized EPS	$0.11 to $0.14

	Previous Full Year 2024 Outlook	Updated Full Year 2024 Outlook
Net Sales	7% to 6% decline	7% to 6% decline
Core Sales	4% to 3% decline	4% to 3% decline
Normalized Operating Margin	8.0% to 8.2%	8.1% to 8.3%
Normalized EPS	$0.60 to $0.65	$0.63 to $0.66

The company also increased its outlook for full year 2024 operating cash flow to a range of $500 million to $600 million from the previous range of $450 million to $550 million. The operating cash flow outlook assumes approximately $150 million in cash payments associated with restructuring and related initiatives.

The company has presented forward-looking statements regarding core sales, normalized operating margin and normalized earnings per share. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgement and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period in reliance on the exception provided by item 10(e)(1)(i)(B) of Regulation S-K. We are unable to present a quantitative reconciliation of forward-looking normalized operating margin or normalized earnings per share to their most directly comparable forward-looking GAAP financial measures
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company's future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company's actual results and preliminary financial data set forth above may be material.

Conference Call

Newell Brands’ third quarter 2024 earnings conference call will be held today, October 25, at 9:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of the company’s website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the company’s website.

Non-GAAP Financial Measures

This release and the accompanying remarks contain non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (the "SEC") and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain non-GAAP financial measures that are included in this press release, the additional financial information and accompanying remarks both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance and liquidity using the same tools that management uses to evaluate the company’s past performance, reportable segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, divestitures, retail store openings and closings, certain market and category exits, and changes in foreign exchange from year-over-year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the current year reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” operating income, “normalized” operating margin, "normalized EBITDA", “normalized” net income, “normalized” diluted earnings per share, “normalized” interest and “normalized” income tax benefit or expense, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt; certain tax benefits and charges; impairment charges; pension settlement charges; divestiture costs; costs related to the acquisition, integration and financing of acquired businesses; amortization of acquisition-related intangible assets; inflationary adjustments; and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations and liquidity. “Normalized EBITDA” is an ongoing liquidity measure (that excludes non-cash items) and is calculated as normalized earnings before interest, tax, depreciation, amortization and stock-based compensation expense.

The company uses a "with" and "without" approach to calculate normalized income tax expense or benefit. At an interim period, the company determines the year to date tax effect of the pretax items excluded from normalized results by allocating the difference between the calculated GAAP and calculated normalized tax expense or benefit.
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

The company defines "net debt" as short-term debt, current portion of long-term debt and long-term debt less cash and cash equivalents.

While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, Dymo, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. Newell Brands is focused on delighting consumers by lighting up everyday moments.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Joanne Freiberger	Beth Stellato
VP, Investor Relations	Chief Communications Officer
+1 (727) 947-0891	+1 (470) 580-1086
joanne.freiberger@newellco.com	beth.stellato@newellco.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies, the benefits and savings associated with the Realignment Plan, future macroeconomic conditions and similar matters, are forward-looking statements within the meaning of the federal securities laws. These statements generally can be identified by the use of words or phrases, including, but not limited to, "guidance," "outlook," “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” "beginning to,” “will,” “should,” “would,” "could," “resume,” “remain confident,” "remain optimistic," "seek to," or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:
•our ability to optimize costs and cash flow and mitigate the impact of soft global demand and retailer inventory rebalancing through discretionary and overhead spend management, advertising and promotion expense optimization, demand forecast and supply plan adjustments and actions to improve working capital;
•our dependence on the strength of retail and consumer demand and commercial and industrial sectors of the economy in various countries around the world;
•our ability to improve productivity, reduce complexity and streamline operations;
•risks related to our substantial indebtedness, potential increases in interest rates or changes in our credit ratings, including the failure to maintain financial covenants which if breached could subject us to cross-default and acceleration provisions in our debt documents;
•competition with other manufacturers and distributors of consumer products;
•major retailers’ strong bargaining power and consolidation of our customers;
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

•supply chain and operational disruptions in the markets in which we operate, including as a result of geopolitical and macroeconomic conditions and any global military conflicts, including those between Russia and Ukraine and in the Middle East;
•changes in the prices and availability of labor, transportation, raw materials and sourced products, including significant inflation, and our ability to offset cost increases through pricing and productivity in a timely manner;
•our ability to effectively execute our turnaround plan, including the Realignment Plan and other restructuring and cost saving initiatives;
•our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;
•the risks inherent to our foreign operations, including currency fluctuations, exchange controls and pricing restrictions;
•future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;
•unexpected costs or expenses associated with dispositions;
•the cost and outcomes of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties, the potential outcomes of which could exceed policy limits, to the extent insured;
•our ability to remediate the material weaknesses in internal control over financial reporting and to maintain effective internal control over financial reporting;
•a failure or breach of one of our key information technology systems, networks, processes or related controls or those of our service providers;
•the impact of U.S. and foreign regulations on our operations, including the impact of tariffs and environmental remediation costs and legislation and regulatory actions related to product safety, data privacy and climate change;
•the potential inability to attract, retain and motivate key employees;
•changes in tax laws and the resolution of tax contingencies resulting in additional tax liabilities;
•product liability, product recalls or related regulatory actions;
•our ability to protect our intellectual property rights;
•significant increases in the funding obligations related to our pension plans; and
•other factors listed from time to time in our SEC filings, including but not limited to our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings.

The consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Management’s application of U.S. GAAP requires the pervasive use of estimates and assumptions in preparing the condensed consolidated financial statements. The company continues to be impacted by inflationary pressures, soft global demand, major retailers' focus on tight control over inventory levels, elevated interest rates and indirect macroeconomic impacts from geopolitical conflicts, which has required greater use of estimates and assumptions in the preparation of our condensed consolidated financial statements. Although we believe we have made our best estimates based upon current information, actual results could differ materially and may require future changes to such estimates and assumptions, including reserves, which may result in future expense or impairment charges.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
Net sales	$1,947	$2,048	(4.9)%	$5,633	$6,057	(7.0)%
Cost of products sold	1,268	1,427		3,751	4,325
Gross profit	679	621	9.3%	1,882	1,732	8.7%
Selling, general and administrative expenses	536	501	7.0%	1,518	1,457	4.2%
Restructuring costs, net	4	16		40	76
Impairment of goodwill, intangibles and other assets	260	263		266	274
Operating income (loss)	(121)	(159)	23.9%	58	(75)	NM
Non-operating expenses:
Interest expense, net	75	69		223	213
Loss on extinguishment and modification of debt	—	—		1	—
Other expense, net	9	70		15	91
Loss before income taxes	(205)	(298)	31.2%	(181)	(379)	52.2%
Income tax benefit	(7)	(80)		(19)	(77)
Net loss	$(198)	$(218)	9.2%	$(162)	$(302)	46.4%

Weighted average common shares outstanding:
Basic	416.0	414.2		415.3	414.1
Diluted	416.0	414.2		415.3	414.1
Loss per share:
Basic	$(0.48)	$(0.53)		$(0.39)	$(0.73)
Diluted	$(0.48)	$(0.53)		$(0.39)	$(0.73)

Dividends per share	$0.07	$0.07		$0.21	$0.37
* NM - NOT MEANINGFUL

NEWELL BRANDS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	September 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$494	$332
Accounts receivable, net	931	1,195
Inventories	1,652	1,531
Prepaid expenses and other current assets	285	296
Total current assets	3,362	3,354
Property, plant and equipment, net	1,153	1,212
Operating lease assets	488	515
Goodwill	3,074	3,071
Other intangible assets, net	2,155	2,488
Deferred income taxes	791	806
Other assets	750	717
Total Assets	$11,773	$12,163
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,047	$1,003
Other accrued liabilities	1,486	1,565
Short-term debt and current portion of long-term debt	869	329
Total current liabilities	3,402	2,897
Long-term debt	4,092	4,575
Deferred income taxes	223	241
Operating lease liabilities	422	446
Other noncurrent liabilities	774	892
Total liabilities	8,913	9,051

Total stockholders' equity	2,860	3,112
Total Liabilities and Stockholders' Equity	$11,773	$12,163

NEWELL BRANDS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(162)	$(302)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	245	240
Impairment of goodwill, intangibles and other assets	266	274
Deferred income taxes	(9)	(108)
Stock based compensation expense	49	32
Pension settlement charge	—	66
Other, net	(7)	(39)
Changes in operating accounts:
Accounts receivable	238	26
Inventories	(138)	411
Accounts payable	41	31
Accrued liabilities and other, net	(177)	48
Net cash provided by operating activities	346	679
Cash flows from investing activities:
Capital expenditures	(163)	(209)
Proceeds from sale of divested businesses and investment	14	—
Swap proceeds	25	34
Other investing activities, net	17	28
Net cash used in investing activities	(107)	(147)
Cash flows from financing activities:
Payments on short-term debt, net	39	(244)
Proceeds from short-term debt with original maturities greater than 90 days	431	—
Payments on short-term debt with original maturities greater than 90 days	(431)	—
Payments on current portion of long-term debt	—	(2)
Cash dividends	(89)	(155)
Equity compensation activity and other, net	(14)	(4)
Net cash used in financing activities	(64)	(405)
Exchange rate effect on cash, cash equivalents and restricted cash	(15)	(8)
Increase in cash, cash equivalents and restricted cash	160	119
Cash, cash equivalents and restricted cash at beginning of period	361	303
Cash, cash equivalents and restricted cash at end of period	$521	$422

Supplemental disclosures:
Restricted cash at beginning of period	$29	$16
Restricted cash at end of period	27	26

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

The following tables present a reconciliation of certain non-GAAP financial measures to the most directly comparable financial measures in accordance with GAAP for the three and nine months ended September 30, 2024 and a comparison to prior year. The Company has chosen to present the following non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating the Company’s performance and operating results absent the effect of certain items that are deemed to be stand-alone items apart from the Company’s core operations (“Normalized Adjustments”). While these costs or gains are not expected to continue for any individual transaction on an ongoing basis, similar types of costs, expenses and charges or gains have occurred in prior periods.

Normalized Adjustments in 2024 and 2023 include the following:

Restructuring and restructuring-related costs
The Company incurs restructuring and restructuring-related costs in connection with various discrete initiatives, including previously disclosed initiatives such as our Realignment Plan, Network Optimization Project, Project Phoenix as well as other discrete actions. Restructuring charges primarily relate to severance and other employee termination costs as well as contract termination and other costs. Restructuring-related costs are costs that are directly attributable to a restructuring action or exit activity and would not have been incurred absent the action. Restructuring-related costs primarily relate to duplicative costs pending facility closure, asset valuation adjustments and disposal gains and consulting costs. Restructuring-related costs primarily related to manufacturing and distribution personnel, facilities and assets are generally recorded in cost of products sold, while restructuring-related costs primarily related to office facilities and assets and professional or clerical personnel are generally recorded in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. Restructuring and restructuring-related charges primarily related to the Realignment Plan for the three and nine months ended September 30, 2024 and to Project Phoenix for the comparable periods ended September 30, 2023, respectively.

Amortization expense and impairments of acquired intangible assets	Represents the amortization expense and impairment charges associated with acquired intangible assets.
Argentina hyperinflationary currency movements	Represents the favorable or unfavorable movement in Argentine pesos related to our subsidiary operating in Argentina, which is considered a hyperinflationary economy
(Gain) loss on divestitures and transaction costs	Represents the gain or loss on disposal of a business, which represents the difference between the fair value (less costs to sell) and carrying value of the business being disposed, as well as transaction costs associated with acquisitions and divestitures.
Loss on pension settlement	Represents charges associated with settlement of certain of the Company’s defined benefit plans, which relates to the recognition of previously unrecognized actuarial losses in accumulated other comprehensive loss.
Other adjustments	The following adjustments comprise other adjustments below: Legal expenses for certain proceedings primarily related to a completed U.S. Securities and Exchange Commission investigation as well as completed shareholder securities class action and derivative litigation which is disclosed in Note 18 (Litigation and Contingencies) to our audited consolidated financial statements contained in our most recent annual report on Form 10-K; the portion of a tax reserve associated with prior periods that was recorded due to the outcome of a judicial ruling relating to indirect taxes in an international entity; gains/losses arising from the mark-to-market of an investment with a readily determinable fair value; loss on modification of debt; and an insurance recovery related to fire-related costs that were previously normalized.
Normalized income tax adjustments
The company uses a “with” and “without” approach to calculate normalized income tax expense or benefit. At an interim period, the company determines the year-to-date tax effect of the pretax items excluded from normalized results by allocating the difference between the calculated GAAP and calculated normalized tax expense or benefit. In addition, normalized income tax adjustments includes the income tax expense ($11 million and $31 million for the three months ended September 30, 2024 and 2023, respectively, $33 million and $54 million for the nine months ended September 30, 2024 and 2023, respectively) that results from the amortization of a prior year normalized tax benefit.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Gross profit, as reported under GAAP	$679	$621	$1,882	$1,732
As a % of net sales	34.9%	30.3%	33.4%	28.6%

Normalized Adjustments:
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	6	4	15	9
Duplicative costs pending facility closure or exit of business activity	2	1	3	4
Argentina hyperinflationary charge	3	2	9	7
Normalized gross profit	$690	$628	$1,909	$1,752
As a % of net sales	35.4%	30.7%	33.9%	28.9%

Operating income (loss), as reported under GAAP	$(121)	$(159)	$58	$(75)
As a % of net sales	(6.2)%	(7.8)%	1.0%	(1.2)%

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	4	14	36	71
Contract termination and other costs	—	2	4	5
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	9	8	24	—
Duplicative costs pending facility closure or exit of business activity	3	1	6	8
Consulting costs	1	1	7	2
Amortization of acquired intangible assets	25	19	75	57
Impairment of acquired intangible assets	260	263	260	271
Gain or loss on divestitures and transaction costs	2	—	1	7
Argentina hyperinflationary charge	3	2	9	7
Other, net	(1)	1	(1)	13
Total normalized adjustments to operating income (loss), as reported under GAAP	306	311	421	441
Normalized operating income	$185	$152	$479	$366
As a % of net sales	9.5%	7.4%	8.5%	6.0%

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Loss before income taxes, as reported under GAAP	$(205)	$(298)	$(181)	$(379)

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	4	14	36	71
Contract termination and other costs	—	2	4	5
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	9	8	24	—
Duplicative costs pending facility closure or exit of business activity	3	1	6	8
Consulting costs	1	1	7	2
Amortization of acquired intangible assets	25	19	75	57
Impairment of acquired intangible assets	260	263	260	271
Gain or loss on divestitures and transaction costs	3	—	(1)	7
Loss on pension settlement	—	61	—	66
Argentina hyperinflationary charge	5	6	13	16
Other, net	(2)	(2)	(1)	11
Normalized income before income taxes	$103	$75	$242	$135

Income tax benefit, as reported under GAAP	$(7)	$(80)	$(19)	$(77)
Effective income tax rates, as reported under GAAP	(3.4)%	(26.8)%	(10.5)%	(20.3)%
Normalized income tax adjustments	41	1	44	8
Normalized income tax provision (benefit)	$34	$(79)	$25	$(69)
Effective income tax rates, as adjusted	33.0%	(105.3)%	10.3%	(51.1)%

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net loss, as reported under GAAP	$(198)	$(218)	$(162)	$(302)

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	4	14	36	71
Contract termination and other costs	—	2	4	5
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	9	8	24	—
Duplicative costs pending facility closure or exit of business activity	3	1	6	8
Consulting costs	1	1	7	2
Amortization of acquired intangible assets	25	19	75	57
Impairment of acquired intangible assets	260	263	260	271
Gain or loss on divestitures and transaction costs	3	—	(1)	7
Loss on pension settlement	—	61	—	66
Argentina hyperinflationary charge	5	6	13	16
Other, net	(2)	(2)	(1)	11
Normalized income tax adjustments	(41)	(1)	(44)	(8)
Total normalized adjustments, net of tax	267	372	379	506

Normalized net income	$69	$154	$217	$204

Weighted average common shares outstanding:
Basic	416.0	414.2	415.3	414.1
Diluted	418.5	416.3	418.1	415.6

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Diluted loss per share, as reported under GAAP	$(0.48)	$(0.53)	$(0.39)	$(0.73)

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	0.01	0.03	0.09	0.17
Contract termination and other costs	—	—	0.01	0.01
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	0.02	0.02	0.06	—
Duplicative costs pending facility closure or exit of business activity	0.01	—	0.01	0.02
Consulting costs	—	—	0.02	—
Amortization of acquired intangible assets	0.06	0.05	0.18	0.14
Impairment of acquired intangible assets	0.62	0.63	0.62	0.65
Gain or loss on divestitures and transaction costs	0.01	—	—	0.02
Loss on pension settlement	—	0.15	—	0.16
Argentina hyperinflationary charge	0.01	0.01	0.03	0.04
Other, net	—	—	—	0.03
Normalized income tax adjustments	(0.10)	—	(0.11)	(0.02)
Normalized diluted earnings per share *	$0.16	$0.37	$0.52	$0.49
*Totals may not add due to rounding

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Three Months Ended September 30, 2024						Three Months Ended September 30, 2023						Year over year changes
		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss)	Normalized Operating Margin		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss)	Normalized Operating Margin			Normalized
													Net Sales		Operating Income
	Net Sales						Net Sales						$	%	$	%
Home and Commercial Solutions	$1,047	$(94)	(9.0)%	$216	$122	11.7%	$1,123	$64	5.7%	$27	$91	8.1%	$(76)	(6.8)%	$31	34.1%
Learning and Development	717	75	10.5%	79	154	21.5%	694	(127)	(18.3)%	250	123	17.7%	23	3.3%	31	25.2%
Outdoor and Recreation	183	(23)	(12.6)%	8	(15)	(8.2)%	231	(42)	(18.2)%	26	(16)	(6.9)%	(48)	(20.8)%	1	6.3%
Corporate	—	(79)	—%	3	(76)	—%	—	(54)	—%	8	(46)	—%	—	—%	(30)	(65.2)%
	$1,947	$(121)	(6.2)%	$306	$185	9.5%	$2,048	$(159)	(7.8)%	$311	$152	7.4%	$(101)	(4.9)%	$33	21.7%

[1]Refer to Total normalized adjustments to operating income (loss), as reported under GAAP in the "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three months ended September 30, 2024 and 2023 in this release.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Nine Months Ended September 30, 2024						Nine Months Ended September 30, 2023						Year over year changes
		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss)	Normalized Operating Margin		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss)	Normalized Operating Margin			Normalized Operating
													Net Sales		Income (Loss)
	Net Sales						Net Sales						$	%	$	%
Home and Commercial Solutions	$2,902	$(30)	(1.0)%	$267	$237	8.2%	$3,152	$6	0.2%	$92	$98	3.1%	$(250)	(7.9)%	$139	NM
Learning and Development	2,089	374	17.9%	96	470	22.5%	2,071	133	6.4%	271	404	19.5%	18	0.9%	66	16.3%
Outdoor and Recreation	642	(52)	(8.1)%	27	(25)	(3.9)%	834	(38)	(4.6)%	33	(5)	(0.6)%	(192)	(23.0)%	(20)	NM
Corporate	—	(234)	—%	31	(203)	—%	—	(176)	—%	45	(131)	—%	—	—%	(72)	(55.0)%
	$5,633	$58	1.0%	$421	$479	8.5%	$6,057	$(75)	(1.2)%	$441	$366	6.0%	$(424)	(7.0)%	$113	30.9%
* NM - NOT MEANINGFUL

[1]Refer to Total normalized adjustments to operating income (loss), as reported under GAAP in the "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the nine months ended September 30, 2024 and 2023 in this release.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES GROWTH BY SEGMENT

	Three Months Ended September 30, 2024				Nine Months Ended September 30, 2024
	Net Sales (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]	Net Sales (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
Home and Commercial Solutions	(6.8)%	0.8%	3.7%	(2.3)%	(7.9)%	0.8%	3.5%	(3.6)%
Learning and Development	3.3%	—%	1.1%	4.4%	0.9%	—%	1.6%	2.5%
Outdoor and Recreation	(20.8)%	0.5%	3.5%	(16.8)%	(23.0)%	0.7%	3.8%	(18.5)%
Total Company	(4.9)%	0.4%	2.8%	(1.7)%	(7.0)%	0.6%	2.9%	(3.5)%

CORE SALES GROWTH BY GEOGRAPHY

	Three Months Ended September 30, 2024				Nine Months Ended September 30, 2024
	Net Sales (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]	Net Sales (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]

North America	(5.5)%	0.6%	0.1%	(4.8)%	(7.2)%	0.6%	0.1%	(6.5)%
International	(3.8)%	0.4%	8.5%	5.1%	(6.7)%	0.4%	8.9%	2.6%
Total Company	(4.9)%	0.4%	2.8%	(1.7)%	(7.0)%	0.6%	2.9%	(3.5)%

[1]“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions and divestitures (including the sale of the Millefiori business), retail store openings and closings, certain market and category exits, as well as changes in foreign currency.
[2]Divestitures include the sale of the Millefiori business, certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]“Currency Impact” represents the effect of foreign currency on 2024 reported sales and is calculated by applying the 2023 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2024 reported sales.
[4]Totals may not add due to rounding.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NORMALIZED EBITDA RECONCILIATION
(Amounts in millions)

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2024	2023	$	%	2024	2023	$	%

Net loss, as reported under GAAP [1]	$(198)	$(218)	$20	9.2%	$(162)	$(302)	$140	46.4%
Total normalized adjustments, net of tax [2]	267	372			379	506
Normalized net income [2]	69	154			217	204

Normalized income tax [3]	34	(79)			25	(69)
Interest expense, net [1]	75	69			223	213
Normalized depreciation and amortization [2] [4] [5]	56	62			170	183
Stock-based compensation [4]	16	12			49	32
Normalized EBITDA [6]	$250	$218	$32	14.7%	$684	$563	$121	21.5%

[1]Refer to “Condensed Consolidated Statements of Operations (Unaudited)” for the three and nine months ended September 30, 2024 and 2023 in this release.
[2]Refer to Total normalized adjustments, net of tax in the "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three and nine months ended September 30, 2024 and 2023 in this release.
[3]Refer to Normalized income tax provision (benefit) in the "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three and nine months ended September 30, 2024 and 2023 in this release.
[4]Refer to "Consolidated Statement of Cash Flows (Unaudited)" for the nine months ended September 30, 2024 and 2023 in this release.
[5]Normalized depreciation and amortization exclude the amortization of acquired intangibles. For the three months ended September 30, 2024 and 2023, excludes $25 million and $19 million, respectively, and for the nine months ended September 30, 2024 and 2023 excludes $75 million and $57 million, respectively.
[6]The Company defines Normalized EBITDA as earnings before interest, taxes, depreciation and amortization, adjusted for certain items and non-cash stock-based compensation expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NET DEBT AND TRAILING 12-MONTHS NORMALIZED EBITDA RECONCILIATION
(Amounts in millions)

	Trailing-twelve months ended September 30, 2024	Twelve months ended December 31, 2023	Trailing-twelve months ended September 30, 2023
NET DEBT RECONCILIATION:
Short-term debt and current portion of long-term debt	$869	$329	$376
Long-term debt	4,092	4,575	4,737
Gross debt	4,961	4,904	5,113
Less: Cash and cash equivalents	494	332	396
Net debt [1]	$4,467	$4,572	$4,717

Net loss, as reported under GAAP	$(248)	$(388)	$(551)

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	54	89	73
Contract termination and other costs	5	6	6
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	37	13	2
Duplicative costs pending facility closure or exit of business activity	9	11	12
Consulting costs	9	4	2
Amortization of acquired intangible assets	94	76	73
Impairment of acquired intangible assets	328	339	597
Gain or loss on divestitures and transaction costs	9	17	8
Loss on pension settlement	60	126	66
Argentina hyperinflationary charge	27	30	19
Other, net	11	23	36
Normalized income tax adjustments	(105)	(69)	(81)
Total normalized adjustments, net of tax	538	665	813
Normalized net income	290	277	262

Normalized income tax	8	(86)	(77)
Interest expense, net	293	283	277
Normalized depreciation and amortization [2]	245	258	241
Stock based compensation expense	67	50	36
Normalized EBITDA	$903	$782	$739

[1]The Company defines net debt as gross debt less the total of cash and cash equivalents. The Company believes net debt is meaningful to investors as it considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.
[2]Normalized depreciation and amortization excludes from GAAP depreciation and amortization acquisition amortization expense of $94 million; $73 million and $76 million associated with amortization of intangible assets recognized in purchase accounting for the trailing-twelve months ended September 30, 2024, September 30, 2023 and for the year ended December 31, 2023, respectively.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES OUTLOOK

	Three Months Ending December 31, 2024			Six Months Ending December 31, 2024			Twelve Months Ending December 31, 2024
Estimated net sales change (GAAP)	(7)%	to	(4)%	(6)%	to	(5)%	(7)%	to	(6)%
Estimated currency impact [1] and divestitures [2], net	~2%			~3%			~3%
Core sales change (NON-GAAP) [3]	(5)%	to	(2)%	(3)%	to	(2)%	(4)%	to	(3)%

[1]“Currency Impact” represents the effect of foreign currency on 2024 estimated sales and is calculated by applying the 2023 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2024 estimated sales.
[2]Divestitures include the sale of the Millefiori business, certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]Totals may not add due to rounding.